UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

August 1, 2005

United Online, Inc.

(Exact Name of Registrant as specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

21301 Burbank Boulevard Woodland Hills, California 91367
(Address of principal executive offices) (Zip Code)

Telephone: (818) 287-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Matt Wisk

On August 1, 2005, United Online, Inc. (the “Company”) announced that the Board of Directors of the Company has appointed Matt Wisk as Executive Vice President, Chief Marketing Officer of the Company, effective as of August 1, 2005.

Mr. Wisk will receive an annual base salary of not less than $350,000 and a signing bonus of not less than $150,000.  For fiscal year 2005, he will be eligible to receive a bonus equal to $150,000, and for fiscal year 2006, he will be eligible to participate in a bonus program for up to 100% of his annual base salary.

Mr. Wisk will be granted an option to purchase 150,000 shares of the Company’s common stock, 25% of which will vest on the one-year anniversary of the date of grant, and the remainder of which will vest in 36 equal monthly installments thereafter.  The exercise price of the option will be the fair market value of the Company’s common stock on the date of grant.  In addition, Mr. Wisk will receive a restricted stock unit covering 100,000 shares of the Company’s common stock, 25% of which will vest on each one-year anniversary of the date of grant.

If Mr. Wisk’s employment is terminated without cause or involuntarily, he will be entitled to a severance payment equal to one year of his then current annual base salary and an additional 12 months of vesting on his outstanding option shares and restricted stock unit.  If such termination occurs following a change of control, the vesting acceleration will equal the greater of (i) an additional 12 months and (ii) the additional number of shares that would have been vested at the time of the termination if he had completed an additional period of service equal to the actual period of service completed since the grant date as of the termination date.  If such termination occurs during the second year of his employment, in addition to the severance payment and the vesting acceleration described above, he will be entitled to a bonus equal to his then current annual base salary, multiplied by the median bonus percentage used to calculate the bonuses awarded to other executive vice presidents for the immediately preceding year.  In the event Mr. Wisk’s employment is terminated by reason of death or permanent disability, he will be entitled to an additional 12 months of vesting on his outstanding option shares and restricted stock unit.

The foregoing description of the material terms of Mr. Wisk’s employment agreement is qualified in its entirety by reference to the provisions of the letter between the Company and Mr. Wisk that will be filed as an exhibit with the Company’s Form 10-Q for the quarterly period ended June 30, 2005.

Ted Cahall

On August 1, 2005, the Company announced that the Board of Directors of the Company has appointed Ted Cahall as Executive Vice President and Chief Operating Officer of Classmates Online, Inc., and Executive Vice President, Web Services, of the Company, effective August 9, 2005.

Mr. Cahall will receive an annual base salary of not less than $340,000 and a signing bonus of $100,000.  For fiscal years 2005 and 2006, he will be eligible to participate in a bonus program for up to 100% of his annual base salary (prorated from his commencement date for fiscal year 2005).

Mr. Cahall will be granted an option to purchase 100,000 shares of the Company’s common stock, 25% of which will vest on the one-year anniversary of the date of grant, and the remainder of which will vest in equal monthly installments thereafter.  The exercise price of the option will be the fair market value of the Company’s common stock on the date of grant.  In addition, Mr. Cahall will receive a restricted stock unit covering 100,000 shares of the Company’s common stock, 25% of which will vest on each one-year anniversary of the date of grant.

If Mr. Cahall’s employment is terminated without cause or involuntarily, he will be entitled to a severance payment equal to one year of his then current annual base salary.  If such termination occurs during the second year of his employment, in addition to the severance payment, he will be entitled to a bonus equal to his then current annual base salary, multiplied by the bonus percentage used to calculate the bonus awarded to Mr. Cahall for the immediately preceding year, prorated through the termination date.

The foregoing description of the material terms of Mr. Cahall’s employment is qualified in its entirety by reference to the provisions of the letter between the Company and Mr. Cahall that will be filed as an exhibit with the Company’s Form 10-Q for the quarterly period ended June 30, 2005.

Jon O. Fetveit; Gerald J. Popek; Robert J. Taragan

The Company has entered into employment agreements with each of Jon O. Fetveit, Gerald J. Popek and Robert J. Taragan, effective as of August 1, 2005.  The material terms of the employment agreements with Messrs. Fetveit, Popek and Taragan are substantially similar to the material terms of Mr. Wisk’s employment agreement described above, except the annual base salary and bonus eligibility for Messrs. Fetveit, Popek and Taragan are as previously disclosed in the Company’s Form 8-K filed on March 24, 2005, and Messrs. Fetveit, Popek and Taragan do not receive additional equity incentives in connection with their entering into their respective employment agreements.

The foregoing description of the material terms of the employment agreements with Messrs. Fetveit, Popek and Taragan is qualified in its entirety by reference to the provisions of their respective letters that will be filed as exhibits with the Company’s Form 10-Q for the quarterly period ended June 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	August 4, 2005	UNITED ONLINE, INC.
/s/ Charles S. Hilliard
Charles S. Hilliard
Executive Vice President, Finance and Chief Financial Officer